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                                                                EXHIBIT 10.1

                 RIVERBOAT CASINO SALE AND PURCHASE AGREEMENT


      THIS RIVERBOAT CASINO SALE AND PURCHASE AGREEMENT ("Agreement") is entered into as of this 25th day of September, 2003, by and between President Riverboat Casino-Missouri, Inc., a Missouri corporation and debtor-in-possession (the "Seller") in Case No. 02-53404-SEG pending in the United States Bankruptcy Court for the Eastern District of Missouri (the "Bankruptcy Court"), and STLP, L.L.C., a limited liability company, organized under the laws of the State of Missouri ("Buyer").]

                                 BACKGROUND:

    A. Seller is the owner and operator of a riverboat casino, located on the Mississippi River riverfront in St. Louis, Missouri and moored to a barge known as Admiral Barge One and connected by a porte-cochere (collectively, the "Riverboat Casino"), more particularly described as:

        Name:           The Admiral
        Official No.:   204086

        Name:           Admiral Barge One

        Official No.:   689603


    B. Seller desires to sell, and Buyer desires to purchase, the Riverboat Casino and certain other assets used in the operation of the Riverboat Casino upon the terms and conditions set forth in this Agreement and subject to further action of the Bankruptcy Court.

    C. Following execution of this Agreement, the Seller shall seek authority from the Bankruptcy Court to hold an auction at which Buyer's offer for the Riverboat Casino and other assets set forth in this Agreement shall be subject to higher and better offers of third parties.

    NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and adequacy of which hereby is acknowledged, and with the intent to be legally bound hereby, the parties agree as follows:

      1.  Purchase and Sale of Riverboat Casino.

        (a) Riverboat Casino Assets to be Sold. Subject to the provisions of this Agreement, Seller agrees to sell and Buyer agrees to purchase all assets of Seller not otherwise excluded under Section 1(b) (collectively, the "Riverboat Casino Assets"), free and clear of all liens, claims, charges, liabilities, encumbrances, exceptions of title, litigation and interests ("Encumbrances"), which assets shall include, but in no way be limited to, the following assets and properties of Seller:

          (i) the Riverboat Casino, together with its furniture, fixtures, equipment, necessaries, uniforms, apparel, inventory held for resale, supplies held for consumption, life saving equipment (including life boats and inflatable boats), spare parts, radio equipment, crockery, plates, cutlery and other similar items, cordage, general outfit and all other appurtenances and

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appliances belonging to the Riverboat Casino, and Seller's parking and transportation shuttles and other vehicles, whether aboard the Riverboat Casino or on shore at the time of delivery of the Riverboat Casino to Buyer;

          (ii) All of Seller's right, title and interest in and to the Lease between the Seller and the City of St. Louis Port Commission (the "City Lease") and such other executory leases and executory contracts that Buyer desires to assume, in Buyer's sole discretion, and which are either (A) listed on Schedules 1(a) - 2, which schedule shall be attached hereto prior to the expiration of Buyer's due diligence period and which are assumed by Seller pursuant to order of the Bankruptcy Court and with Buyer's consent, assigned to Buyer, or (B) entered into after the date of this Agreement, in compliance with the provisions hereof, and assigned by Seller to Buyer at the Closing at Buyer's request (collectively with the City Lease, "Executory Leases and Executory Contracts");

          (iii) All gambling games, slot machines, tables and other gaming equipment that are used by Seller in the operation of the Riverboat Casino, together with Seller's inventory of gaming chips, tokens, scrip, markers, gaming supplies and other items held for use by the Seller at the Riverboat Casino in the ordinary course of business (the "Gaming Assets");

          (iv) All vault cash on board the Riverboat Casino at the time of Closing (the "Vault Cash");

          (v) All inventory of food and beverages held for sale by the Seller at the food service and dining facilities located at the Riverboat Casino (the "Food Service Inventory"), together with all food processing and preparation and washing equipment, machines and fixtures, racks, trays, buffet tables, furniture, flatware, serving ware, utensils, uniforms, napkins, linens and other tangible personal property held by Seller for use in connection with its food service and dining facilities at the Riverboat Casino;

          (vi) All inventory of Seller held for resale at the Seller's gift shop located aboard the Riverboat Casino (the "Gift Shop Inventory"), together with all shelving, racks, cash registers and other supplies used in the operation of such gift shop;

          (vii) to the extent relating to Seller's marketing and operation of the Riverboat Casino, all books, records, files and papers, whether in hard copy or computer format, including, without limitation, books of account, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, personnel and employment records of present or former employees, documentation developed or used for accounting or, marketing purposes;

          (viii) All of Seller's right, title and interest in and to each of the following and all copies and other tangible embodiments thereof: (A) the "Admiral" name and all other fictitious business names, trademarks (registered and unregistered), service marks, trade dress, logos, trade names and the goodwill of Seller's business associated therewith, and all applications, extensions, registrations, and renewals in connection therewith, in each case which are owned, used or licensed by Seller as licensee or licensor in connection with the Riverboat Casino Assets but excluding the "President" name and marks, which may be used pursuant to Section 1(a)(viii)(D) hereof,
(B) all copyrightable works, all copyrights, and all applications,

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registrations and renewals in connection therewith in both published works and unpublished works, in each case which are owned, used, or licensed by Seller as licensee or licensor in connection with the Riverboat Casino, (C) all trade secrets and confidential and other business information (including ideas, research and development, know-how, formulas, works for hire, gaming, security and food service processes and techniques, market research, tracking methods, census reports, designs, drawings, specifications and business and marketing plans and proposals), in each case which are owned, used, or licensed by Seller as licensee or licensor in connection with the Riverboat Casino; and (D) the right to use the name "President," "President Riverboat Casino" and variants thereof and service marks, trade dress, logos, and trade names, within a fifty-mile radius of the St. Louis, Missouri city limits during the period of time, not to exceed four (4) years, that Buyer operates at the Riverboat Casino's current location after the Closing Date pursuant to a license agreement limiting the area where such name may be used and regulating the manner of use (collectively, "Intellectual Property");

          (ix) all of Seller's transferable right, title and interest in and to licenses, permits, approvals, registrations, consents and authorizations pertaining to the Riverboat Casino or the other Riverboat Casino Assets, including, without limitation, those listed in Schedule 1(a)-9;

          (x) all of Seller's transferable right, title and interest in and to all post office boxes, e-mail addresses, telephone and facsimile numbers and domain names held for use in connection with the operation of the Riverboat Casino; and

          (xi) computer software and other customer lists or information, including, but not limited to, player tracking information related to Riverboat Casino Assets, and fixed asset, general ledger and risk management data

        (b) Assets to be Excluded. The following assets of Seller shall be excluded from the Riverboat Casino Assets to be sold:

          (i)  Officer and crew personal effects;

          (ii) All non-assignable computer software, proprietary or otherwise, and risk management, general ledger and fixed asset software ( excluding data and related documentation), in each case which are owned, used, or licensed by Seller as licensee or licensor in connection with the Riverboat Casino (but excluding player tracking data and other customer information or lists, fixed asset, general ledger and risk management data. Seller will provide Buyer with technical support to incorporate the fixed asset, general ledger and risk management data into Buyer's computer systems.);

          (iii) All cash of Seller as reflected on its books and records (other than Vault Cash);

          (iv) Any tax credits, refunds, carryforwards, operating losses and other tax attributes, including any tax refunds accruing to the owner of the Riverboat Casino Assets for the period prior to and including the Closing Date;

          (v) Any insurance prepayments or refunds due and payable to Seller, and all deposits of Seller with utilities and other providers of services to

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the Riverboat Casino;

          (vi) The Seller's tax returns, work papers, financial statements and ledgers, minute book, stock records or other records pertaining to the Seller's financial records and corporate existence;

          (vii) All rights of Seller to claims or recoveries under Chapter 5 of the United States Bankruptcy Code;

          (viii) All rights of Seller to receive the proceeds of any pending litigation, arbitration or other pending adversary proceeding in which the Seller is a plaintiff or counter-plaintiff (including without limitation proceeds of insurance maintained by Seller or by any third party, and rights of contribution and/or reimbursement from responsible tortfeasors and other parties, whether or not presently identified in any such proceeding), and proceeds obtained through settlement, judgment and the enforcement thereof;

          (ix) Seller's building, improvements and tangible personal property located at 800 First Street, St. Louis, Missouri 63102 (the "Main Office");

          (x) All insurance recoveries relating or attributable to assets that are not part of the Riverboat Casino Assets, including without limitation, returns of premium;

          (xi) All Executory Contracts and Executory Leases of Seller not being assumed by Buyer;


          (xii) Subject to Buyer's rights under Section 1(a)(viii) of this Agreement, all right, title and interest of Seller in the name "President," "President Riverboat Casino" and variants thereof, and all marks and logos, whether or not registered, incorporating such names or portions thereof; and,

          (xiii) All rights of Seller under employee benefit plans and related trusts and insurance policies and similar arrangements sponsored or maintained by Seller for current or former employees.

      2.  Consideration.

        (a) Purchase Price. The aggregate consideration to be paid by Buyer to Seller for the Riverboat Casino Assets shall be the assumption of the Assumed Liabilities as provided in Section 3 below, and the payment of a cash amount (the "Purchase Price") equal to the sum of (i) Fifty Million Dollars ($50,000,000) (the "Base Price"), plus (ii) an amount equal to the Separate Asset Value. The term "Separate Asset Value" means the sum of (A) the Vault Cash and the book value of the Food Service Inventory and Gift Shop Inventory as of Closing, plus (B) fifty percent (50%) of the Seller's direct cost (including freight) of slot machines newly installed at the Riverboat Casino within six (6) months prior to Closing, provided such purchase and installation is approved in advance and in writing by Buyer, such approval not to be withheld unreasonably (As of the date of this Agreement, Buyer has approved the purchase of those certain slot machines identified in and subject to the terms of Schedule 2(a)), reduced by (C) the book value of the Deferred Payout Obligation (as defined in Section 3 below), each as determined at Closing in accordance with generally accepted accounting principles, consistently applied. The Purchase Price shall be payable as follows: (a) Buyer is paying a refundable $1,000,000 cash deposit (the "Deposit"), by wire

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transfer of immediately available funds to a mutually agreeable escrow account within three (3) days of the execution of this Agreement; and (b) on the Closing Date, the Deposit shall be paid over to Seller and the Buyer shall pay the balance of the Base Price plus the additional amount estimated under
Section 2(c) by wire transfer of immediately available funds to such account or accounts as Seller shall direct. The Purchase Price shall be subject to adjustment by the prorations set forth in Section 2(b), and by the reconciliation of the Separate Asset Value in accordance with Section 2(c).
If the Buyer increases the amount of the cash consideration offered for the Riverboat Casino Assets in order to outbid a proponent of a higher and better offer, then the Base Price shall automatically be increased by an equal amount and, if the Buyer is the successful bidder, the Buyer and Seller shall execute a written instrument to memorialize the increased Base Price. All interest and other earnings on the Deposit shall, whether or not the Closing occurs, be the property of Buyer, and if the Closing occurs such interest shall be credited against the payment provided in clause (b) above. If the Seller completes a sale of the Riverboat Casino Assets to a bidder other than Buyer or its affiliate, or if the conditions to Buyer's or Seller's obligations are not fulfilled or waived, or if the sale of the Riverboat Casino Assets to Buyer has not occurred on or before May 31, 2004, for any reason other than the breach by Buyer of its obligations under this Agreement, then the Deposit, with interest, shall be returned to Buyer. If the Seller receives approval of the Bankruptcy Court to sell the Riverboat Casino Assets to Buyer and the Buyer breaches its obligation to purchase the Riverboat Casino Assets despite the fulfillment of the conditions to proceed with the Closing, then the Deposit shall be forfeited to Seller, but without prejudice to Seller's right to bring an action against Buyer for specific performance or for Seller's damages arising from such breach.

        (b) Costs and Prorations. To the extent that any transfer tax is applicable to the conveyance of The Admiral vessel, Seller shall be responsible for payment of such tax, based on Buyer's reasonable allocation of the Purchase Price, to a maximum of One Hundred Thousand Dollars ($100,000). Seller hereby authorizes Buyer to reduce the amount of the Separate Asset Value by the amount of such tax, and Buyer hereby undertakes to timely remit all such taxes to the applicable taxing authority and to prepare and file all proper returns and reports with respect thereto. Except as provided above in this Section 2(b), all other transfer, recording or similar taxes shall be borne by Seller and deducted from the Purchase Price, provided that fees and expenses incurred in connection with redocumentation of the Admiral and Admiral Barge One with the United States Coast Guard shall be borne by Buyer. All real and personal property taxes and assessments, rents, water rates and charges, electric, gas and telephone charges and all other apportionable operating costs and charges and expenses with respect to the Riverboat Casino Assets will be apportioned and adjusted between Seller and Buyer as of the Closing, provided that if the Closing will occur before the tax rate or assessment is fixed for the year in which the Closing takes place, the apportionment of such real and personal property taxes will be made upon the basis of the tax rate for the preceding year applied to the latest assessed valuation, but such apportionment will be readjusted as soon as the applicable rate and assessment is fixed. In addition, all gaming revenues, food and beverage revenues, gift shop revenues and other revenues associated with the Riverboat Casino Assets shall be apportioned and adjusted between Seller and Buyer at Closing such that Seller receives the benefit of revenues through the date and time of Closing, and Buyer receives the benefit of such revenues following the Closing. Seller and Buyer at Closing shall execute and deliver

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a closing statement reflecting their reasonable estimate of the prorations of expenses and revenues described above in a form reasonably satisfactory to each party. Any net proration due to Buyer will reduce the Base Price, and any net proration due to Seller will increase the Base Price. To the extent adjustments cannot be determined as of Closing, the parties agree to make such post Closing adjustments as are appropriate and to resolve open items within sixty (60) days after the Closing.

        (c) Estimate and Reconciliation of Separate Asset Value. At Closing, Seller shall deliver to Buyer the Seller's good faith written estimate of the Separate Asset Value as of Closing, and Buyer shall pay to Seller at Closing an amount equal to ninety percent (90%) of such estimate. Within ten (10) days after Closing, Seller shall deliver to Buyer the Seller's final statement of the Separate Asset Value, and Buyer shall have ten (10) days to review such statement and to object to any matter set forth therein. The Seller shall furnish Buyer with such additional information and documents as Buyer shall reasonably request in connection with its review. If the Buyer does not object to such statement within ten (10) days after its receipt thereof, then such calculations shall be final and binding upon all parties of interest. If the Buyer objects to Seller's calculations in writing within such ten (10) day period, then representatives of the parties shall meet promptly thereafter to resolve any disputes. To the extent the parties cannot reach an agreement on the amount of the Additional Consideration that is due, then such dispute shall be referred to a mutually agreeable accounting firm in St. Louis, Missouri (the "Independent Accounting Firm") for a final determination, the cost of such determination to be divided equally between Buyer and Seller with Seller's portion to be deducted from the Purchase Price. Within three (3) business days after the amount of the Separate Asset Value has been finally determined, whether by the concurrence of the Buyer, the failure of the Buyer to object, or the determination of the Independent Accounting Firm, the Buyer shall pay to Seller the balance of the Separate Asset Value, or the Seller shall refund to Buyer the amount by which 90% of the estimate at Closing exceeds the actual Separate Asset Value, whichever applies.

    3. Assumption of Assumed Liabilities. Subject to the entry by the Bankruptcy Court of the Sale Order as set forth in Section 9 below, effective as of Closing: (a) the Seller shall assume as its obligation, and shall assign to Buyer in writing, all of Seller's right, title and interest in and to the Executory Leases and the Executory Contracts; and (b) the Buyer shall assume the accrued liability of Seller as of Closing to pay the ultimate winnings owed to individuals playing Seller's progressive slot machines, and games primary progressive reserve, games reserve for top awards, slots reserve for top awards; poker progressive reserve, gift shop certificate liability, lost and found money, customer safekeeping deposits, players club accrual (or other outstanding complementaries), outstanding chips/tokens and employee benefit accruals for holiday, vacation, personal day, sick day and severance benefits (the "Deferred Payout Obligation"). The progressive slot liability shall be determined by a meter reading by Buyer and Seller at Closing. The other Deferred Payout Obligation shall be determined by Buyer and Seller at Closing in accordance with good and customary gaming practice. The Deferred Payment Obligation shall be deducted from the Purchase Price. The Buyer shall execute such written instrument of assignment in favor of Seller (the "Assignment and Assumption Agreement") agreeing to assume as Buyer's primary obligations and to timely pay and perform the Deferred Payout Obligation and all obligations of the Seller arising under the Executory Leases and Executory Contracts, to the extent such obligations accrue from and after the date of the Closing

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(collectively, the "Assumed Liabilities").  Before the hearing on the Sale
Order, Seller shall take all appropriate action to determine or to contest in good faith the cure amounts required to be paid to the various other parties to the Executory Leases and Executory Contracts in order to permit the assumption by Seller and assignment to Buyer thereof pursuant to Section 365 of the Bankruptcy Code, and, Seller at its sole option shall either pay all such cure amounts in cash no later than Closing, or shall direct Buyer in writing to pay such cure amounts out of the Purchase Price otherwise required by this Agreement to be paid to Seller. Other than the Assumed Liabilities, Buyer is not assuming, agreeing to pay for, or take the Riverboat Casino Assets subject to any liability or Encumbrances.

    4. Buyer's Conditions. Buyer's obligation to purchase the Riverboat Casino Assets is expressly conditioned (unless waived by Buyer) on:

      (a) Satisfactory completion, within twenty-five (25) days of the execution of this Agreement, of due diligence to include inspections, surveys, investigations or other studies by Buyer to assure the suitability of the Riverboat Casino Assets, including renegotiation of Assumed Liabilities to Buyer's satisfaction and review of Seller's operating results and all other information furnished by Seller to Buyer. Without limiting the foregoing, Seller must present Buyer with any schedules omitted from this Agreement within ten (10) days of execution of this Agreement. If these schedules are not satisfactory to Buyer or if Buyer, in its sole discretion, determines not to proceed with this Agreement after completion of due diligence, Buyer may terminate this Agreement, without penalty, and the Deposit shall be returned to Buyer;

      (b) Entry by the Bankruptcy Court of the Procedures Order and the Sale Order, as respectively defined in Section 9 below. The Sale Order shall authorize the sale of the Riverboat Casino assets to Buyer free and clear of all Encumbrances; shall not be modified in any manner materially adverse to Buyer; shall have become a Final Order and not been stayed pending a timely filed appeal. "Final Order" means an order that has been entered on the docket of the Bankruptcy Court that is a final order and as to which the time for appeal or rehearing has passed with no application for appeal or rehearing filed, or all such appeals or rehearings concluded;

      (c) Such further orders as required to implement this Agreement including a Final Order under 11 U.S.C. 365 authorizing assumption by Seller of Executory Contracts or Executory Leases to be assumed by Buyer, with specific findings that all defaults have been cured by Seller or that sufficient sums have been escrowed from the Purchase Price in order for Seller to cure all defaults, and the only adequate assurance of future performance necessary to satisfy the requirements of 11 U.S.C. Section 365 is Buyer's promise to perform from and after the Closing Date;

      (d) Receipt by Buyer on the Closing Date of one or more bills of sale transferring title, but subject to no warranties as to condition, fitness or seaworthiness, to the Riverboat Casino (including the vessel The Admiral and Admiral Barge One) to the Buyer, with full warranty of title, notarized and otherwise in form acceptable for filing and recording with the United States Coast Guard, National Riverboat Casino Documentation Center;

      (e) Receipt on the Closing Date on board the Riverboat Casino of the Riverboat Casino's drawings and specifications and other technical information

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in Seller's possession;

      (f) Maintenance and Delivery of the original Certificates of Documentation of the Admiral and Admiral Barge One, as applicable, to the United States Coast Guard, National Riverboat Casino Documentation Center;

      (g) Receipt on the Closing Date of a bill of sale executed by Seller, conveying to Buyer all of Seller's right, title and interest in and to the other Riverboat Casino Assets;

      (h) Receipt on the Closing Date of the Assignment and Assumption Agreement executed by Seller;

      (i) Seller's representations and warranties set forth in Section 6 below, being true and correct in all material respects on the Closing Date, which shall be certified by an officer of Seller as of Closing;

      (j) Seller's performance and compliance in all material respects with all obligations and covenants required to be performed and observed by the Seller prior to or as of the Closing, which shall be certified by an officer of Seller as of Closing;

      (k) The Missouri Gaming Commission shall have issued all approvals and orders as are required in order for the Buyer to lawfully operate the Riverboat Casino under the laws and regulations of the State of Missouri (the "MGC Approval"); and

      (l)  Other necessary filings have been completed, waiting periods observed and governmental approvals obtained as determined to the reasonable satisfaction of Buyer, including, but not limited to Hart Scott-Rodino Anti-Trust Improvement Act of 1976; and

      (m) Seller shall have caused actual notice of Sale and execution and delivery of this Agreement to be given to all persons entitled to receive notice.

    5. Seller's Conditions. Seller's obligation to sell the Riverboat Casino to the Buyer is expressly conditioned on:

      (a) Receipt of the Purchase Price (the Deposit from the Escrow Agent and the balance by wire transfer from the Buyer);

      (b) Receipt of copies (certified by the secretary of Buyer) of the resolutions of the Buyer's board or other documentation authorizing the execution, delivery and performance of this Agreement and the transactions and documents contemplated herein;

      (c) Entry by the Bankruptcy Court of the Procedures Order and the Sale Order;

      (d) Receipt on the Closing Date of the Assignment and Assumption Agreement executed by Seller;

      (e) Buyer's representations and warranties in Section 7 below, being true and correct in all material respects on the Closing Date, which shall be certified by an officer of Buyer as of Closing;

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      (f)  Buyer's performance and compliance in all material respects with all obligations and covenants required to be performed and observed by the Buyer prior to or as of the Closing, which shall be certified by an officer of Buyer as of closing; and

      (g)  The MGC Approval shall have been obtained.

    6. Seller's Representations. Seller hereby represents and warrants to the Buyer the following:

      (a) Seller has (subject to liens and claims to be discharged upon the issuance of the Sale Order) and on the Closing Date will have good and lawful title to and possession of the Riverboat Casino Assets.

      (b) Provided the Sale Order is issued by the Bankruptcy Court, the Riverboat Casino and the other Riverboat Casino Assets shall be transferred to the Buyer free and clear of all mortgages, pledges, liens, maritime liens, conditional sales agreements, encumbrances, charters, or charges of any type or kind. Except for certain items located in the Main Office that are listed on Schedule 6(b), all of the tangible personal property of Seller that is necessary for the operation of the Riverboat Casino in the same manner as presently operated by Seller, is physically located at the Riverboat Casino or at the properties covered by the Executory Leases.

      (c) Seller has all requisite corporate power and authority necessary to sell the Riverboat Casino Assets, subject only to the issuance of the Sale Order by the Bankruptcy Court.

      (d) Attached to this Agreement as Schedule 6(d) are the audited balance sheets of the Seller as of February 28, 2001, 2002 and 2003, and the related unaudited statements of operations and cash flows for the years then ended (the "Annual Financial Statements"), and the unaudited balance sheet of the Seller as of June 30, 2003 and the related statement of operations for the four months then ended (the "Interim Financial Statements", and together with the Annual Financial Statements, the "Financial Statements"). The Financial Statements are true, correct and complete and fairly present in all material respects the financial position of Seller as of the dates shown and the results of Seller's operations for the periods covered thereby. The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except that the Financial Statements lack full footnote disclosures and the Interim Financial Statements are subject to year end adjustment consistent with prior periods.

      (e) Schedule 6(e) attached to this Agreement sets forth a list of all real property leased by the Seller in connection with its ownership and operation of the Riverboat Casino. Seller does not own, lease, license, hold or use any other land, buildings or other interest, including without limitation any option, in real property. Seller has not received written notice of any condemnation proceedings by any public authority relating to any of the real property leased by Seller, and to the knowledge of Seller, none are pending, except for condemnation proceedings involving the parking lot known as Cherrick Lot. To the Seller's knowledge, the Riverboat Casino has adequate water supply, sanitary facilities, telephone, gas, electricity and fire protection services and other public utilities sufficient to operate the Riverboat Casino as it is presently operated. Except as set forth on Schedule 6(e), Seller has not granted any leases, subleases, licenses, concessions,

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options, or other agreements, written or oral, to any third party granting the right to use or occupy the real property leased by Seller.

      (f) Schedule 6(f) attached to this Agreement contains a complete and accurate list and summary description of all registered Intellectual Property Rights owned by Seller or its affiliates. All copyrights, trademarks and service marks that have been registered are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. No such copyright, trademark or service mark has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Seller's knowledge, none of the Registered Intellectual Property Rights of Seller infringes, or has been alleged to infringe, any copyright, trademark, service mark or other proprietary right of any other person or entity.

      (g) Schedule 6(g) sets forth a list or description of contracts, agreements, licenses and commitments to which Seller is a party or by which it or any of the Riverboat Casino Assets is bound or affected of the type described below (each, a "Material Contract" and collectively, the "Material Contracts"):

        (i) employment agreements; collective bargaining agreements, multiemployer plan adoption agreements and other agreements affecting any union employee of the Seller; and deferred compensation agreements, relocation agreements and other agreements affecting any nonunion employee of Seller;


        (ii) leases of any tangible personal property, including but not limited to gaming equipment, food service machinery and equipment, and office, printing or computer equipment;

        (iii) license agreements, whether as licensor or licensee (excluding licenses from third parties implied by the sale of a product and paid up licenses for commonly available shrink wrap software applications);

        (iv) joint venture agreements, affiliation and endorsement agreements, advertising agreements with minimum purchase provisions or other undertakings which have not yet been satisfied by Seller, and public relations contracts;

        (v) contracts by which any material product or service offered by Seller or any material operating function of Seller (including without limitation gaming, food service, personnel and security) have been outsourced to a third party;

        (vi) any guarantee or other pledging of the Seller's credit or financial resources for the obligations of officers, directors, employees or affiliates of the Seller or any other person;
(vii)any contract that has been entered into outside of the ordinary course of the Seller's business (other than contracts incurred in connection with the Seller's sale of the Riverboat Casino Assets); and

        (viii) any other contract, agreement, commitment, understanding or instrument which is material to the Seller or to the operation of the Riverboat Casino.

Seller has delivered or made available to Buyer true and complete copies of each Material Contract, all of which are in force and effect and may be assumed and assigned by Seller to Buyer subject to Buyer's consent, provided the Sale Order is obtained.

      (h) Schedule 6(h) attached to this Agreement sets forth a list of all permits, licenses, franchises, zoning rights, privileges and other governmental authorizations (collectively, the "Governmental Permits") used in, or necessary to, the conduct of the Business as presently conducted or necessary to entitle Seller to own or lease, operate and use the Assets as currently used, except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof. Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Buyer by Seller.

      (i) Except as set forth in Schedule 6(i), which shall be attached hereto and delivered to Buyer within ten (10) days from the execution of this Agreement, there is not pending or, to Seller's knowledge, threatened any suit, action, arbitration or legal, administrative or other proceeding by or against or affecting Seller or any of the Riverboat Casino Assets and, to the best of Seller's knowledge, no basis exists therefor, and there are no suits, actions or proceedings pending in which Seller is the plaintiff or claimant with respect to the Assets. Except as set forth in Schedule 6(i), neither Seller nor any of the Riverboat Casino Assets is subject to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality or any award in any arbitration proceeding ("Court Orders"). Seller is not in default with respect to any Court Orders. There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened which questions the legality or propriety of the transactions contemplated hereby.

      (j) Schedule 6(j) lists the names, addresses, dates of hire, positions and current annual compensation rates of all of Seller's employees and officers as of the date indicated therein. Seller has paid in full to all employees and officers, as and when such amounts have become due, or made appropriate accruals therefor on its books of account, all salary, wages, commissions, bonuses and other direct compensation for all services performed by them. Seller has withheld or collected from each payment made to each of its employees the amount of all taxes required to be withheld or collected therefrom, and Seller has paid the same when due to the proper authorities. Except as disclosed in Schedule 6(j), there are no controversies, grievances or claims pending with the Seller by any of Seller's employees, former employees or beneficiaries of employees of Seller with respect to their employment or benefits incident thereto, including, but not limited to, sexual harassment and discrimination claims and claims arising under workers' compensation laws ("Employee Claims") which have not been resolved and, to the best of Seller's knowledge, no basis exists therefor. Except as listed in
Schedule 6(j), there is no union representation of Seller's employees, and, to Seller's knowledge, there has been no attempt by a labor organization to organize Seller's employees into a collective bargaining unit.

      (k) Except as set forth in Schedule 6(k), Seller is not a party to, nor has Seller established, any pension, profit-sharing, cafeteria, medical reimbursement, 401(k), retirement, deferred compensation, stock option, incentive, vacation, hospitalization, medical, disability or life insurance, severance, termination, bonus or other employee benefit plan, contract, arrangement or understanding of Seller or any person, corporation, partnership, or other entity required to be aggregated with, or treated as the same employer as Seller under the Employee Retirement Income Security
Act of 1974, as amended ("ERISA"), or the Internal Revenue Code of 1986, as amended ("Code") (collectively hereinafter referred to as an "ERISA Affiliate"), whether or not covered by ERISA or qualified within the meaning of Section 401(a) of the Code, and whether single-employer or multi-employer, which is presently in force or which has been terminated within the six calendar year period prior to this year. Seller represents that the employee benefit and welfare plans set forth in Schedule 6(k) do not qualify for the special provisions for multi-employer plans set forth in 29 U.S.C.
Section 1384 and this Agreement does not invoke a complete or partial withdrawal as contemplated by 29 U.S.C. Section 1384, or the attenuating penalties and liabilities to Buyer as set forth therein.

      (l) Except as described in Schedule 6(l), which shall be attached hereto and delivered to Buyer within ten (10) days from the execution of this Agreement, no filings with, notices to or consents or approvals of, any third party, including, without limitation, any customer, supplier, landlord, licensor, union, governmental or regulatory body or agency, are necessary or required to be obtained or made by Seller in connection with the making, execution, delivery and performance of this Agreement or the agreements and documents contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

Seller makes no representation or warranty as to the seaworthiness of the Riverboat Casino or the condition or fitness of the Riverboat Casino or any of the other Riverboat Casino Assets thereof for any particular purpose. Except for the specific representations and warranties in this Agreement, the Riverboat Casino Assets shall be sold to Buyer "AS IS, WHERE IS."

    7. Buyer's Representations. As of Closing, Buyer hereby represents and warrants to Seller that (a) Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction identified in the preamble to this Agreement, (b) Buyer has all requisite power and authority necessary to purchase the Riverboat Casino Assets and to execute, deliver and perform this Agreement, (c) Buyer is a citizen of the United States within the meaning of 46 U.S.C. Section 2, authorized to own and operate the Riverboat Casino in the coastwise trade, (d) Buyer has had full opportunity to inspect the Riverboat Casino, its various components and systems and the other Riverboat Casino Assets, and Buyer is relying solely on its own evaluation of the seaworthiness of the Riverboat Casino and the condition and fitness of the other Riverboat Casino Assets in connection with its agreement to purchase the Riverboat Casino Assets, and (e) all documents and information furnished by Buyer to Seller with respect to Buyer's financial condition, sources of financing and capability of operating a gaming establishment are true and correct in all material respects.

    8.  Covenants.

      (a) Covenants of Seller. Seller hereby covenants and agrees that prior to the Closing Date it shall:

        (i) Make available to Buyer's representatives true and correct originals or copies of all records relating to the construction and operation of the Riverboat Casino which are in Seller's possession (with Buyer to bear the cost of any copying costs) including drawings and specifications;

        (ii) Cause the Riverboat Casino to be insured through and including the Closing Date with the same coverages, limits, policies and underwriters as in effect on the date hereof;

        (iii) use all commercially reasonable efforts to cause those conditions to the Closing which are reasonably within Seller's control to be timely satisfied; and

        (iv) use all commercially reasonable efforts (A) to operate the Riverboat Casino in the ordinary course of business consistent with Seller's practices during the period following the filing of its bankruptcy petition, and (B) to cause the representations and warranties of the Seller in Section 6 to be true and correct in all material respects as of the Closing Date.

        (v) notify Buyer, in writing, prior to implementing operational decisions of a material nature outside the ordinary course of business and obtain Buyer's written consent prior to entering into any contract involving an amount in excess of $75,000.

Seller further covenants that, for a period of thirty (30) days from and after the Closing Date, Seller shall permit Buyer and its authorized representatives to have access to the Main Office for purposes of removing the items stored or located therein that are included in the Riverboat Casino Assets, as set forth on Schedule 6(b). To the extent employees of Seller are owed salary, wages or other benefits in connection with services rendered to the Seller through the Closing Date (excluding accrued vacation pay), Seller shall pay all such amounts to its employees on a timely basis after the Closing in accordance with Seller's regular payroll procedures.

      (b) Covenants of Buyer. Buyer hereby covenants and agrees that it shall use all commercially reasonable efforts to cause those conditions to the Closing which are reasonably within Buyer's control to be timely satisfied, and (ii) use all commercially reasonable efforts to cause the representations and warranties of the Seller in Section 6 to be true and correct in all material respects as of the Closing Date. Buyer shall assume full responsibility for the payment of all accrued vacation pay owed to those employees choosing to accept employment with Buyer, it being understood that Buyer may satisfy such obligation by permitting employees to use paid vacation days after the Closing Date in respect of their accrued vacation benefits with Seller. With respect to the employees of Seller covered by Seller's collective bargaining agreement with Hotel Employees, Restaurant Employees Local 74, AFL-CIO (the "Union Contract"), the Buyer acknowledges that the Executory Contracts to be assumed and performed by Buyer pursuant to this Agreement shall include the Union Contract, and in the event of any conflict between a provision of this Section 8(b) and a provision of the Union Contract, the applicable provision of the Union Contract shall control.

For a period of one (1) year after the Closing and at Seller's expense, the Buyer shall permit the Seller and its authorized representatives, upon reasonable notice to Buyer and at a time convenient to Buyer, to have access to the books and records of the Seller being transferred to Buyer as part of the Riverboat Casino Assets, for the purpose of obtaining any information necessary for the preparation and filing of any tax returns or other reports to any governmental authority for any period. The Buyer shall retain such records consistent with Buyer's normal record retention policies.

    9.  Bankruptcy Court Approvals.

      (a) Bid Protections, Procedures Order and Sale Motion. Promptly following the execution of this Agreement (and in no event later than three
(3) business days thereafter), the Seller will seek an order of the Bankruptcy Court (the "Procedures Order") which authorizes the payment by Seller to Buyer of an amount (the "Stipulated Damages") equal to $2,000,000.00 plus reimbursement of reasonable attorney fees, expenses and third party costs up to $200,000 in the event the Closing fails to occur due to the acceptance by Seller, or trustee of Seller, or Bankruptcy Court approval and successful closing of a competing offer of any party other than Buyer or an affiliate of Buyer. The Stipulated Damages and refund of the Deposit shall be an administrative expense claim under 11 U.S.C. Section 503(b) and a surcharge under 11 U.S.C. Section 506(c) payable in full by Seller to Buyer to be deducted from the purchase price concurrently with the closing of the transaction with a party other than Buyer. In addition, the Procedures Order shall authorize and direct the Debtor to file a Motion to Sell the Riverboat Casino Assets to Buyer pursuant to 11 U.S.C. Section 363(b) ("Sale Motion"). The Procedures Order shall also establish the following bidding guidelines in connection with the hearing on the Sale Motion. To the extent that a third party seeks to submit a bid on the Riverboat Casino Assets, such third party must be currently licensed as a gaming operator under the laws of a state of the United States. In addition, such third party shall, at least ten (10) days before the hearing on the Sale Motion, deliver to the Seller (i) a refundable cash deposit of $1,000,000, (ii) proof of the interested party's ability to consummate a purchase of the Riverboat Casino Assets, (iii) a markup of this Agreement, except as allowed under this Section 9(a), reflecting the changes required by such third party as a condition to its offer; and (iv) a written irrevocable offer, subject to no unperformed due diligence or conditions for a breakup fee or expense reimbursement, specifying the amount of cash or other consideration offered by such bidder for the Riverboat for the Riverboat Casino Assets. The determination of which bidder has submitted the highest and best offer for the Riverboat Casino Assets at the auction shall be made by the Seller or the Committee (as provided in that certain Term Sheet previously approved by the Bankruptcy Court) after consultation with other interested parties, subject to the final determination by the Court at the hearing on the Sale Motion. No written offer will be considered unless the aggregate consideration to the Seller under such bid is at least $3,000,000 more than the sum of the Purchase Price, i.e., $53,000,000. Each person submitting an offer in compliance with this section shall be a "Qualified Bidder." The Seller shall use its commercially reasonable efforts to obtain entry of the Procedures Order thirty (30) days after the execution of this Agreement. Both Buyer's and Seller's obligations to complete the sale and purchase of the Riverboat Casino Assets are conditioned upon the Bankruptcy Court's entry of the Procedures Order. Seller shall use its commercially reasonable efforts to obtain a hearing on the Sale Motion sixty
(60) days after entry of the Procedures Order, i.e., on or about December 15, 2003.

      (b) Sale Order. Promptly following the hearing on the Sale Motion, and in no event later than three (3) business days thereafter, the Seller will seek an order of the Bankruptcy Court in form reasonably satisfactory to the Buyer and consistent with this Agreement (the "Sale Order"). The Sale Order shall (i) order the sale of the Riverboat Casino Assets to the Buyer pursuant to Section 363(b) of the Bankruptcy Code, on the terms and conditions set forth in this Agreement and authorizes the Seller to proceed with this transaction, (ii) approve the assumption by Seller and assignment to Buyer (subject to Buyer's consent, where applicable) of the Executory Leases and the Executory Contracts under Section 365 of the Bankruptcy Code (iii) order that the sale of the Riverboat Casino Assets shall be free and clear of all liens, claims, interests and Encumbrances and provide for an injunction in favor of Buyer, its property, including the Riverboat Casino Assets, prohibiting any holder of a claim from taking any action or enforcing any Encumbrance; (iv) include specific findings that: (a) Buyer is a good faith purchaser of the Riverboat Casino Assets and under 11 U.S.C. Section 363(m) is entitled to all protections thereby; that Buyer is not a successor to the Seller and this Agreement does not constitute a de facto merger or consolidation of Seller and Buyer; Buyer is not a mere consolidation or substantial continuation of Seller's business; Buyer is entering the sale in good faith; (b) any objections to the Agreement and related transactions are overruled, and that future objections to the Agreement or related transactions are barred; (c) any subsequent bankruptcy proceedings by Seller or reorganized Seller or dismissal of the Chapter 11 proceeding shall not affect the Agreement or related transactions; (d) that Seller has full authority to execute the Agreement; all necessary corporate action has been taken; no consents or approvals other than those expressly provided in the Agreement are required for consummation of the Agreement and related transactions; (e) approval of the Agreement and consummation of the transactions are in best interest of Seller, its creditors and the estate;
(f) Seller has demonstrated both good, sufficient and sound business purpose and justification for the sale pursuant to 11 U.S.C. Section 363 prior to, and outside of a Plan of Reorganization; (g) reasonable opportunity to object or be heard with respect to the Sale Motion has been afforded to all interested entities; (h) the Agreement was negotiated, proposed and entered by Sellers and Buyer, without collusion, in good faith, and from arms length bargaining positions with parties represented by counsel and financial advisors; (i) the terms and conditions of the Agreement and related transaction are fair and reasonable; (j) the Bankruptcy Court retains exclusive jurisdiction to enforce the Sale Order; and (k) such other items as are reasonably acceptable to Buyer. Both Buyer's and Seller's obligations to complete the sale and purchase of the Riverboat Casino Assets are conditioned upon the Bankruptcy Court's entry of the Sale Order.

    10. MGC Approval. Within fifteen (15) business days after the issuance of the Procedures Order, the Buyer shall file with the Missouri Gaming Commission ("Commission") all applications, certifications and other documents as may be appropriate to obtain the MGC Approval, and Buyer make available to Seller copies of all such materials (except confidential or commercially sensitive material) together with evidence of filing. Buyer shall use all commercially reasonable efforts to comply with all requests of the Commission and to obtain the MGC Approval. From time to time at Seller's written request, Buyer shall deliver a written update of the status of such application and the most recent communications between Buyer and the Commission.

    11. Closing. The closing of the sale and purchase of the Riverboat Casino Assets (the "Closing") shall occur on the date (the "Closing Date") which is the later of (a) the first business day that is at least eleven (11) calendar days after the Sale Order has been issued by the Bankruptcy Court, or
(b) the third business day after the issuance of the MGC Approval. The Closing shall occur at the principal office of Seller or as otherwise agreed by the parties hereto.

      (a) At Closing, the Seller shall deliver to the Buyer the instruments, documents and agreements required to be delivered by Seller under Section 4 hereof.

      (b) At Closing, the Buyer shall do or deliver to the Seller the following:

        (i) pay the Purchase Price, net of the parties estimated prorations, by wire transfer of immediately available funds to such account or accounts as Seller shall direct in writing;

        (ii) deliver to Seller irrevocable written authorization to apply the Deposit against the Purchase Price; and

        (iii) deliver to the Seller the instruments, documents and agreements required to be delivered by Buyer under Section 5 hereof.

    12. Brokers. Except for Libra Securities Corporation and other financial advisors to Seller, which have been engaged by and at the expense of Seller, each party hereto represents that it has not retained a broker or other person entitled to any commission or other compensation in connection with the transaction contemplated herein. Each of Seller and Buyer shall indemnify and hold the other harmless from and against the rights or claims of any person claiming through such party to be entitled to any such commission or compensation; provided that Buyer is not responsible for payment of Seller's advisors.

    13. Delivery. The Riverboat Casino shall be deemed delivered to Buyer hereunder at St. Louis, Missouri, simultaneous with the Closing. Except as otherwise provided in Section 2(b), Buyer shall not be responsible for any sale, use or similar taxes, fees and expense imposed in Missouri or elsewhere upon or in connection with the sale of the Riverboat Casino or any other Riverboat Casino Assets.

    14. Warranties to Expire. If the Closing occurs, all representations and warranties of Seller and Buyer contained in this Agreement shall expire as of Closing, and neither party hereto shall be entitled to assert any claim against the other from and after the Closing by reason of such other party's representations and warranties set forth in this Agreement, all of which claims shall be deemed released effective as of the Closing.

    15.  Risk of Loss.

      (a) All risk of loss, whether total loss, constructive total loss or less than total loss or constructive total loss shall be borne by Seller prior to the Closing and any insurance proceeds for events occurring prior to the Closing shall be for the Seller's account. Buyer shall have no obligation to purchase the Riverboat Casino if it is damaged in any material respect after its inspection and survey and prior to Closing. All insurance proceeds for such loss shall be paid to and solely for the account of Seller. In the event that the Riverboat Casino suffers damage which does not constitute a total loss or constructive total loss, Buyer may, at its sole option, elect to purchase the Riverboat Casino Assets, in which case any insurance proceeds payable with respect to such accident shall be used by Buyer to repair and/or replace the Riverboat Casino and other affected Riverboat Casino Assets. In order to assist in having such repairs accomplished, Seller shall assign to Buyer all of its rights under the insurance policies covering such loss.

      (b) All risk of loss, whether total loss, constructive total loss or less than total loss or constructive total loss shall be borne by Buyer subsequent to the Closing and any insurance proceeds for events occurring subsequent to the Closing shall be for the Buyer's account.

    16. Termination Events. This Agreement may be terminated prior to the Closing Date:

      (a) by Buyer or Seller upon written notice to the other if the Closing Date has not occurred, provided such failure has not occurred due to a breach by the terminating party of its obligations under this Agreement;

      (b) by the Buyer upon written notice to the Seller if the Buyer is in compliance with this Agreement and the Seller fails to perform any material obligation required to be performed by Seller prior to or at the Closing, which failure continues for five (5) business days after written notice from Buyer to Seller of such failure;

      (c) by the Seller upon written notice to the Buyer if the Seller is in compliance with this Agreement and the Buyer fails to perform any material obligation required to be performed by Buyer prior to or at the Closing, which failure continues for five (5) business days after written notice from Seller to Buyer of such failure;

      (d) by the Seller or Buyer upon written notice to the other if Seller, with the approval of the Bankruptcy Court enters into any contract with a third party for the sale of any of the Riverboat Casino Assets to a person other than Buyer or Buyer's designee.

      (e)  By Buyer upon written notice to Seller that the conditions of
Section 4 are not met or waived.

      (f) By Seller upon written notice to Buyer that conditions of Section 5 are not met or waived.

Upon a valid termination of this Agreement by the Seller pursuant to subsection (c), the Deposit shall be forfeited to Seller, without prejudice to any other legal and equitable rights and remedies Seller may have as a result of such breach. Upon a valid termination of this Agreement pursuant to subsection (a), (d), (e) or (f), the Deposit shall be returned to Buyer, with interest.

    17. Indemnification for Assumed Liabilities. The Buyer hereby agrees, from and after the Closing (if the Closing occurs), to indemnify and hold harmless the Seller and its directors, officers, employees, agents, stockholders and affiliates from, against and in respect of any and all damages, costs, liabilities, losses, judgments, penalties, fines, expenses and other costs (including but not limited to reasonable attorney's fees) arising from or relating to (a) any breach of the Assumed Liabilities occurring after assignment and assumption thereof, and (b) the Seller's enforcement of the obligations of the Buyer to be performed from and after the Closing.

    18. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri, and where applicable, the federal laws of the United States.

    19.Jurisdiction. In the event any dispute shall arise in connection with the interpretation of this Agreement or the respective rights and obligations of the parties hereunder, each party submits to the exclusive jurisdiction of the Bankruptcy Court for the resolution of such dispute.

    20.Notices. All notices or other communications required or permitted to be given under this Agreement shall be given in writing and delivered personally or sent by registered mail (with postage prepaid) or recognized courier or fax to the following address and fax number, or to such other address as any party may from time to time designate in a notice to the other.

          If to Buyer:

                Isle of Capri Casinos, Inc.
                Attention:  Gregory D. Guida, Esq.
                Senior Vice President of Development
                and Legal Affairs
                1641 Popps Ferry Road, Suite B-1
                Biloxi, Mississippi  39531
                Telephone:  (228) 396-7000
                Facsimile:  (228) 396-2634

          with a copy to:


                Isle of Capri Casinos, Inc.
                Attention:  Allan B. Solomon, Esq.
                Executive Vice President and
                General Counsel
                2200 Corporate Blvd., N.W.
                Suite 310
                Boca Raton, Florida  33431
                Telephone:  (561) 995-6660
                Facsimile:  (561) 995-6665

                And

          With a copy to:

                Counsel for Isle of Capri Casinos, Inc.
                Marguerite K. Kingsmill, Esq.
                Kingsmill Riess, L.L.C.
                201 St. Charles Avenue, Suite 3300
                New Orleans, Louisiana  70170
                Telephone:  (504) 581-3300
                Facsimile:  (504) 581-3310

          If to Seller:

                President Riverboat Casino-Missouri, Inc.
                802 North First Street
                St. Louis, MO  63102
                Attention:  John S. Aylsworth

                            President & Chief Operating Officer
                Telephone:  314-622-3140
                Facsimile:  314-622-3049

          with a copy to:

                David A. Lander
                Gerard K. Sandweg, Jr.
                One US Bank Plaza
                St. Louis, Missouri  63101
                Telephone:  314-552-6067
                Facsimile:  314-552-7000

          and to:

                Peter D. Kerth
                Gallop, Johnson & Neuman, L.C.
                101 S. Hanley, 16th Floor
                St. Louis, Missouri 63105
                Telephone:  314-615-6000
                Facsimile: 314-615-6001

Any such notice or communication shall be deemed to have been duly served (if given or made personally) immediately or (if given or made by facsimile) upon evidence of transmission or upon confirmed answerback or (if given or made by recognized courier) once the return receipt for the served notice has been signed by the party receiving the notice or (if given or made by letter) 48 hours after posting or and in proving the same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted. Each notice or communication made by telefax shall be followed by a confirmation copy to be sent by post. Failure to send any confirmation copy shall have no effect on the validity or deemed delivery of the notice or communication.

    21. Further Assurances. The Seller and Buyer shall do and perform such other and further acts and execute and deliver any and all such other and further instruments as may be required by law or reasonably requested by the other (and at such other party's cost) to establish, maintain and protect the respective rights and remedies of the other and to carry out and effect the intent and purpose of this Agreement.

    22. Entire Agreement; Counterparts. This Agreement constitutes the entire understanding of the parties and supersedes any and all other agreements, written or oral, with respect to the subject matter hereof. This Agreement may only be modified or amended by a written instruments signed by the party or parties against which such modification or amendment is to be enforced. This agreement may be executed in two or more counterparts which together shall constitute a single agreement.

    23. Binding Effect and Assignment. This Agreement shall be binding on the parties hereto and inure to the benefit of their respective successors and assigns. Neither party may assign its rights or interests under this Agreement prior to the Closing, unless the prior written consent of the other party is obtained.

    24.Guarantee.  The Isle of Capri Casinos, Inc., being the sole owner of

Buyer, hereby guarantees the obligations of Buyer, including Buyer's covenants, agreements, representations or warranties under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Riverboat Casino Sale and Purchase Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                    PRESIDENT RIVERBOAT CASINO-
                                    MISSOURI, INC.


                                    By: /s/ Ralph J. Vaclavik
                                       ---------------------------------------
                                    Name: Ralph J. Vaclavik
                                         -------------------------------------
                                    Title: Senior Vice President and
                                           Chief Financial Officer
                                          ------------------------------------


                                    STLP, L.L.C.

                                    By: /s/ Gregory D. Guida
                                       ---------------------------------------
                                    Name: Gregory D. Guida
                                         -------------------------------------
                                    Title: Sr. Vice President

                                          ------------------------------------



                                    ISLE OF CAPRI CASINOS, INC.

                                    By: /s/ Gregory D. Guida
                                       ---------------------------------------
                                    Name: Gregory D. Guida
                                         -------------------------------------
                                    Title: Sr. Vice President
                                          ------------------------------------